Exhibit 99.1

FOR IMMEDIATE RELEASE:

Media Contact for this Release:    J. Daniel Sizemore    (251) 967-4249

VISION BANCSHARES, INC. REPORTS NET INCOME FOR THE FULL YEAR 2006 AND FOURTH QUARTER 2006

Panama City, FL – JANUARY 25, 2007 – Vision Bancshares, Inc. (VBAL.OB), a $691 million two-bank holding company (the “Company”), reported consolidated net income of $2.4 million for the three months ended December 31, 2006 which is the same as consolidated net income for the same quarter last year. Basic and diluted earnings per share were $0.40 and $0.37, respectively, for each of the quarters ended December 31, 2006 and December 31, 2005. The Company’s Alabama and Florida bank subsidiaries posted earnings of $2.0 million and $782 thousand, respectively, for the fourth quarter 2006.

The Company’s consolidated net income for the twelve months ended December 31, 2006 was $9.7 million compared to $6.7 million for the twelve months ended December 31, 2005. The consolidated net income for the year 2006 consisted of net income of $7.9 million for Vision Bank in Alabama and $3.1 million for Vision Bank in Florida. For the year ended December 31, 2006, basic earnings per share of $1.60 represented a $0.50, or 45.5%, increase over $1.10 per share for 2005, while diluted earnings per share was $1.50 compared to $1.04 per share for the years ended December 31, 2006 and 2005, respectively.

Total assets at December 31, 2006 were $691 million, an increase of $103 million, or 17.5%, over total assets of $588 million at December 31, 2005. During this same period total loans, net of unearned income, increased $89 million, or 17.8%, to $588 million, and total deposits also increased $92 million, or 18.6%, to $587 million. The Company’s allowance for loan losses was $6.6 million and represented 1.13% of outstanding loans at December 31, 2006.

Mr. J. Daniel Sizemore, Chairman and CEO, said, “Vision reported stable fourth quarter and solid annual earnings which matched our expectations. We are pleased with the underlying performance of our Banks.” Mr. Sizemore further stated, “With the mailing of our proxy material and our Special Shareholder meeting scheduled for February 20th, we are making progress toward completing the upcoming merger with Park National Corporation (“Park”). In the merger, our bank subsidiaries will retain the Vision Bank name, their local management teams as well as their local boards of directors. Being part of the Park organization will give us access to a broader range of products and services and enable us to better meet the needs of our customers, employees and communities. With the close similarities in our corporate philosophies, values and mission, Vision will remain dedicated to extraordinary personal service delivered by experienced professionals who operate with integrity and are devoted to their communities.” The transaction is subject to the satisfaction of conditions stated in the merger agreement and appropriate shareholder and regulatory approvals.

ADDITIONAL INFORMATION ABOUT THE PARK NATIONAL MERGER

Park National Corporation (“Park”) has filed all necessary applications with the appropriate federal and state regulators and these regulatory applications are currently pending. Park has filed with the Securities and Exchange Commission a registration statement on Form S-4 and a prospectus of Park/proxy statement of Vision Bancshares that was mailed on or about January 11, 2007 to the Vision Bancshares’ shareholders of record as of January 8, 2007. The Special Meeting of Shareholders is scheduled for February 20th, 2007 at 11:00 a.m., Central Time, at Vision Bank’s Foley office, 501 South McKenzie Street, Foley, Alabama for the purpose of considering and voting on the approval of the agreement and plan of merger with Park. The anticipated closing date for the merger transaction is tentatively set for March 9, 2007, assuming all required approvals have been received and closing conditions are satisfied. Investors and shareholders of Vision Bancshares prospectus/proxy statement and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, when they become available because they will contain important information about Park, Vision Bancshares and the merger transaction. Investors and shareholders of Vision Bancshares will be able to obtain a free copy of the prospectus/proxy statement, as well as other filings containing information about Park and Vision, at the SEC’s website (http://www.sec.gov). Copies of the prospectus/proxy statement, and the filings with the SEC that will be incorporated by reference in the prospectus/proxy statement, can also be obtained, free of charge, by directing a request to Park National Corporation, 50 North Third Street, P.O. Box 3500, Newark, Ohio 43058-3500, Attention: John W. Kozak, Chief Financial Officer (740-349-3792), or to Vision Bancshares, Inc., 2201 West 1st Street, P.O. Box 4649, Gulf Shores, AL 36547, Attention: Bill Blackmon, Chief Financial Officer (251-967-4212).

Park and Vision Bancshares and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Vision Bancshares in connection with the proposed merger transaction. Information about the directors and executive officers of Park is set forth in the proxy statement for Park’s 2006 annual meeting of shareholders, as filed with the SEC on March 10, 2006. Information about the directors and executive officers of Vision Bancshares is set forth in the proxy statement for Vision Bancshares’ 2006 annual meeting of shareholders, as filed with the SEC on April 6, 2006. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the prospectus/proxy statement dated January 9, 2007 regarding the proposed merger transaction. You may obtain free copies of these documents as described above.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification of the securities under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

About the Company

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Vision Bancshares, Inc. notes that any statements in this press release, and elsewhere, that are not historical facts are “forward-looking statements” that involve risks and uncertainties that may cause the Company’s actual results of operations to differ materially from expected results. For a discussion of such risks and uncertainties, see the Company’s Annual Report on Form 10-KSB for the most recently ended fiscal year as well as its other filings with the U.S. Securities and Exchange Commission.

Vision Bancshares, Inc. was organized in July 1999 as a bank holding company and is headquartered in Panama City, Florida. It is the parent company for Vision Bank in Alabama, a state banking corporation organized under the laws of the State of Alabama and Vision Bank in Florida, a state banking corporation organized under the laws of the State of Florida. Vision Bank, Alabama provides general retail and commercial banking services principally to customers in Baldwin County, Alabama through its offices located in Gulf Shores, Orange Beach, Point Clear, Foley, Fairhope, Elberta and Daphne. Vision Bank, Florida provides general retail and commercial banking services to customers in Bay, Gulf, Okaloosa and Walton Counties in the panhandle of Florida through its full service offices located in Panama City, Panama City Beach, Santa Rosa Beach, Wewahitchka, Port St. Joe, Port St. Joe Beach and Destin.